Exhibit 99.1
NEWS RELEASE
MARSH & McLENNAN COMPANIES REPORTS THIRD QUARTER 2017 RESULTS
Total Revenue Growth of 7% and Underlying Revenue Growth of 3%
Growth in Operating Income of 4% and Adjusted Operating Income of 11%
GAAP EPS Rises 4% to $0.76 and Adjusted EPS Increases 14% to $0.79
NEW YORK, October 26, 2017 - Marsh & McLennan Companies, Inc. (NYSE: MMC), a global professional services firm offering clients advice and solutions in risk, strategy and people, today reported financial results for the third quarter ended September 30, 2017.
Dan Glaser, President and CEO, said: "In the third quarter, on a consolidated basis, we generated solid underlying revenue growth of 3% and adjusted operating income growth of 11%. Underlying revenue growth was 3% in Risk and Insurance Services and 2% in Consulting, with margin expansion in both segments on an adjusted basis. Earnings per share increased 4% to $0.76, while adjusted EPS rose 14% to $0.79."
"Through the first nine months we have generated underlying revenue growth in all four operating companies and solid earnings growth. With strong performance through the first three quarters of the year, we believe the Company is well positioned to deliver underlying revenue growth, margin expansion in both segments, and strong earnings per share growth for the full year," concluded Mr. Glaser.
Consolidated Results
Consolidated revenue in the third quarter of 2017 was $3.3 billion, an increase of 7% compared with the third quarter of 2016. On an underlying basis, revenue increased 3%. Operating income was $597 million, an increase of 4% from the prior year period. Adjusted operating income, which excludes noteworthy items as presented in the attached supplemental schedules, increased 11% to $624 million. Net income attributable to the Company was $393 million. Net income per share attributable to the Company rose 4% to $0.76 from $0.73 last year. Adjusted earnings per share was $0.79, up 14%.

For the nine months ended September 30, 2017, consolidated revenue was $10.3 billion, an increase of 5%, or 3% on an underlying basis. Net income attributable to the Company increased 10% to $1.5 billion. Earnings per share rose 11% to $2.81. Adjusted earnings per share increased 13% to $2.87 compared with $2.53 for the comparable period in 2016.
Risk & Insurance Services
Risk & Insurance Services revenue was $1.8 billion in the third quarter of 2017, an increase of 8%, or 3% on an underlying basis. Operating income of $314 million was essentially flat with the prior year and adjusted operating income rose 12% to $337 million. For the nine months ended September 30, 2017, revenue was $5.7 billion, an increase of 6%, or 3% on an underlying basis. Operating income rose 9% to $1.5 billion and adjusted operating income rose 10% to $1.5 billion.
Marsh's revenue in the third quarter was $1.5 billion, an increase of 9%, or 3% on an underlying basis. In U.S./Canada, underlying revenue rose 3%. International operations produced underlying revenue growth of 2%, reflecting underlying growth of 7% in Asia Pacific and 9% in Latin America, partially offset by a decline of 2% in EMEA. For the nine months ended September 30, 2017, Marsh’s underlying revenue growth was 3%.
Guy Carpenter's revenue in the third quarter was $270 million, an increase of 4% on an underlying basis for both the third quarter and the nine months.
Consulting
Consulting revenue in the third quarter was $1.6 billion, an increase of 5%, or 2% on an underlying basis. Operating income increased 6% to $329 million and adjusted operating income increased 7% to $330 million. For the nine months of 2017, revenue was $4.7 billion, an increase of 4%, or 3% on an underlying basis. Operating income of $853 million increased 2%, and adjusted operating income increased 5% to $873 million compared to $835 million in 2016.
Mercer's revenue was $1.1 billion in the third quarter, an increase of 4%, or flat on an underlying basis. Wealth, with revenue of $530 million, was down 1% on an underlying basis. Within Wealth, Investment Management & Related Services increased 10%, while Defined Benefit Consulting & Administration decreased 5%. Health revenue of $401 million was flat on an underlying basis, and Career revenue of $218 million increased 2% on an underlying basis. For the nine months ended September 30, 2017, Mercer’s revenue was $3.3 billion, an increase of 3%, or 2% on an underlying basis.
Oliver Wyman Group’s revenue was $438 million in the third quarter, an increase of 7% on an underlying basis. For the nine months Oliver Wyman Group’s revenue increased to $1.4 billion, up 6% on an underlying basis.

Other Items
The effective tax rate in the third quarter of 2017 was 26.2% compared with 26.8% in the prior year period. For the nine months of 2017, the effective tax rate was 25.9% compared with 28.4% for the prior year period. The tax rate in 2017 includes the impact of the required change in accounting for equity awards.
The Company repurchased 2.6 million shares of its common stock for $200 million in the third quarter. Through nine months, the Company has repurchased 8.0 million shares for $600 million.
During the quarter, Marsh acquired International Catastrophe Insurance Managers, LLC (ICAT), a managing general agent providing property catastrophe insurance to businesses and homeowners across the United States.
Conference Call
A conference call to discuss third quarter 2017 results will be held today at 8:30 a.m. Eastern time. To participate in the teleconference, please dial +1 888 394 8218. Callers from outside the United States should dial +1 719 325 4746. The access code for both numbers is 1823541. The live audio webcast may be accessed at mmc.com. A replay of the webcast will be available approximately two hours after the event.
About Marsh & McLennan Companies
Marsh & McLennan (NYSE: MMC) is the world’s leading professional services firm in the areas of risk, strategy and people. The company’s more than 60,000 colleagues advise clients in over 130 countries. With annual revenue over $13 billion, Marsh & McLennan helps clients navigate an increasingly dynamic and complex environment through four market-leading firms. Marsh advises individual and commercial clients of all sizes on insurance broking and innovative risk management solutions. Guy Carpenter develops advanced risk, reinsurance and capital strategies that help clients grow profitably and pursue emerging opportunities. Mercer delivers advice and technology-driven solutions that help organizations meet the health, wealth and career needs of a changing workforce. Oliver Wyman serves as a critical strategic, economic and brand advisor to private sector and governmental clients. For more information, visit mmc.com, follow us on LinkedIn and Twitter @mmc_global or subscribe to BRINK.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS
This press release contains "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management's current views concerning future events or results, use words like "anticipate," "assume," "believe," "continue," "estimate," "expect," "intend," "plan," "project" and similar terms, and future or conditional tense verbs like "could," "may," "might," "should," "will" and "would." Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed or implied in our forward-looking statements.
Factors that could materially affect our future results include, among other things: (1) the impact of any investigations, reviews or other activity by regulatory or law enforcement authorities, including the ongoing investigation into the aviation insurance and reinsurance sector; (2) the impact from lawsuits, other contingent liabilities and loss contingencies arising from errors and omissions, breach of fiduciary duty or other claims against us; (3) our ability to compete effectively and adapt to changes in the competitive environment, including to respond to disintermediation, pricing pressures and technological and other types of innovation; (4) our exposure to potential civil damages, criminal penalties or other consequences, such as reputational impact, if we fail to comply with applicable U.S. and non-U.S. laws and regulations; (5) our organization's ability to maintain adequate safeguards to protect the security of our information systems and confidential, personal or proprietary information, particularly given the volume of our vendor network and the need to patch software vulnerabilities; (6) our ability to successfully recover if we experience a business continuity problem due to cyberattack, natural disaster or otherwise; (7) the impact of macroeconomic, political, regulatory or market conditions on us, our clients and the industries in which we operate; (8) the financial and operational impact of complying with laws and regulations where we operate, including the E.U.’s General Data Protection Regulation; (9) our ability to attract and retain key employees; (10) the impact on our competitive position of our tax rate relative to our competitors; (11) the impact of fluctuations in foreign exchange, interest rates and securities markets on our results; (12) the effect of our global pension obligations on our financial position, earnings and cash flows and the impact of low interest rates on those obligations; and (13) the impact of changes in accounting rules or in our accounting estimates or assumptions, including the impact of the adoption of the new revenue recognition standard.
The factors identified above are not exhaustive. Marsh & McLennan Companies and its subsidiaries operate in a dynamic business environment in which new risks emerge frequently. Accordingly, we caution readers not to place undue reliance on any forward-looking statements, which are based only on information currently available to us and speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made.
Further information concerning Marsh & McLennan Companies and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in the Company's filings with the Securities and Exchange Commission, including the "Risk Factors" section and the "Management’s Discussion and Analysis of Financial Condition and Results of Operations" section of our most recently filed Annual Report on Form 10-K.

Marsh & McLennan Companies, Inc.
Consolidated Statements of Income
(In millions, except per share figures)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue	$3,341	$3,135	$10,339	$9,847

Expense:
Compensation and Benefits	1,906	1,817	5,786	5,543
Other Operating Expenses	838	746	2,383	2,273
Operating Expenses	2,744	2,563	8,169	7,816
Operating Income	597	572	2,170	2,031
Interest Income	2	—	6	4
Interest Expense	(60)	(47)	(178)	(141)
Investment (Loss) Income	(2)	—	3	(2)
Income Before Income Taxes	537	525	2,001	1,892
Income Tax Expense	140	141	519	538
Net Income Before Non-Controlling Interests	397	384	1,482	1,354
Less: Net Income Attributable to Non-Controlling Interests	4	5	19	22
Net Income Attributable to the Company	$393	$379	$1,463	$1,332
Net Income Per Share Attributable to the Company:
- Basic	$0.77	$0.73	$2.85	$2.56
- Diluted	$0.76	$0.73	$2.81	$2.54
Average Number of Shares Outstanding
- Basic	512	518	514	520
- Diluted	519	523	520	525
Shares Outstanding at 9/30	511	516	511	516

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Three Months Ended September 30, 2017
(Millions) (Unaudited)

				Components of Revenue Change*
	Three Months Ended September 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2017	2016
Risk and Insurance Services
Marsh	$1,482	$1,364	9%	—	6%	3%
Guy Carpenter	270	260	4%	—	—	4%
Subtotal	1,752	1,624	8%	—	5%	3%
Fiduciary Interest Income	11	8
Total Risk and Insurance Services	1,763	1,632	8%	—	5%	3%
Consulting
Mercer	1,149	1,109	4%	1%	3%	—
Oliver Wyman Group	438	404	8%	1%	—	7%
Total Consulting	1,587	1,513	5%	1%	2%	2%
Corporate / Eliminations	(9)	(10)
Total Revenue	$3,341	$3,135	7%	1%	3%	3%

Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Three Months Ended September 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2017	2016
Marsh:
EMEA	$426	$394	8%	2%	8%	(2)%
Asia Pacific	164	153	7%	—	—	7%
Latin America	95	88	8%	(3)%	3%	9%
Total International	685	635	8%	1%	5%	2%
U.S. / Canada	797	729	9%	—	6%	3%
Total Marsh	$1,482	$1,364	9%	—	6%	3%
Mercer:
Defined Benefit Consulting & Administration	$336	$351	(5)%	1%	—	(5)%
Investment Management & Related Services	194	154	26%	3%	14%	10%
Total Wealth	530	505	5%	1%	4%	(1)%
Health	401	397	1%	1%	—	—
Career	218	207	5%	1%	3%	2%
Total Mercer	$1,149	$1,109	4%	1%	3%	—

Notes
Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of certain items that affect comparability such as: acquisitions, dispositions, transfers among businesses and the deconsolidation of Marsh India.

Effective January 1, 2017, Mercer established a Wealth business reflecting a unified client strategy for its former Retirement and Investment business. The 2016 information in the chart above has been conformed to the current presentation. Please refer to the "Supplemental Information - Mercer" schedules included in the first quarter 2017 press release for additional information about the Wealth business.

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Nine Months Ended September 30, 2017
 (Millions) (Unaudited)

				Components of Revenue Change*
	Nine Months Ended September 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2017	2016
Risk and Insurance Services
Marsh	$4,692	$4,411	6%	(1)%	4%	3%
Guy Carpenter	948	919	3%	(1)%	—	4%
Subtotal	5,640	5,330	6%	(1)%	4%	3%
Fiduciary Interest Income	28	20
Total Risk and Insurance Services	5,668	5,350	6%	(1)%	4%	3%
Consulting
Mercer	3,335	3,227	3%	(1)%	2%	2%
Oliver Wyman Group	1,370	1,303	5%	(1)%	—	6%
Total Consulting	4,705	4,530	4%	(1)%	2%	3%
Corporate / Eliminations	(34)	(33)
Total Revenue	$10,339	$9,847	5%	(1)%	3%	3%

Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Nine Months Ended September 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2017	2016
Marsh:
EMEA	$1,512	$1,443	5%	(2)%	7%	1%
Asia Pacific	484	482	1%	—	(7)%	7%
Latin America	274	252	9%	(1)%	4%	7%
Total International	2,270	2,177	4%	(2)%	3%	3%
U.S. / Canada	2,422	2,234	8%	—	5%	3%
Total Marsh	$4,692	$4,411	6%	(1)%	4%	3%
Mercer:
Defined Benefit Consulting & Administration	$1,010	$1,083	(7)%	(2)%	(2)%	(3)%
Investment Management & Related Services	572	454	26%	1%	15%	10%
Total Wealth	1,582	1,537	3%	(1)%	3%	1%
Health	1,239	1,207	3%	(1)%	1%	2%
Career	514	483	6%	(1)%	3%	4%
Total Mercer	$3,335	$3,227	3%	(1)%	2%	2%

Notes
Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of certain items that affect comparability such as: acquisitions, dispositions, transfers among businesses and the deconsolidation of Marsh India.

Effective January 1, 2017, Mercer established a Wealth business reflecting a unified client strategy for its former Retirement and Investment business. The 2016 information in the chart above has been conformed to the current presentation. Please refer to the "Supplemental Information - Mercer" schedules included in the first quarter 2017 press release for additional information about the Wealth business.

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures
Three Months Ended September 30
(Millions) (Unaudited)

Overview
The Company reports its financial results in accordance with accounting principles generally accepted in the United States (referred to in this release as "GAAP" or "reported" results). The Company also refers to and presents below certain additional non-GAAP financial measures, within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income (loss), adjusted operating margin, adjusted income, net of tax and adjusted earnings per share (EPS). The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP in the following tables.

The Company believes these non-GAAP financial measures provide useful supplemental information that enables investors to better compare the Company’s performance across periods. Management also uses these measures internally to assess the operating performance of its business, to assess performance for employee compensation purposes and to decide how to allocate resources. However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP. The Company's non-GAAP measures include adjustments that reflect how management views our businesses, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income (Loss) and Adjusted Operating Margin
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company's GAAP operating income or loss. The following tables identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income or loss, on a consolidated and segment basis, for the three and nine months ended September 30, 2017 and 2016. The following tables also present adjusted operating margin. For the three and nine months ended September 30, 2017 and 2016, adjusted operating margin is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue less, where applicable, the net gain on the deconsolidation of Marsh's India subsidiary and the proceeds related to the disposal of Mercer's U.S. defined contribution recordkeeping business.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Three Months Ended September 30, 2017
Operating income (loss)	$314	$329	$(46)	$597
Add (Deduct) impact of Noteworthy Items:
Restructuring (a)	3	2	3	8
Adjustments to acquisition related accounts (b)	5	(1)	—	4
Other Settlement, Legal and Regulatory (c)	15	—	—	15
Operating income adjustments	23	1	3	27
Adjusted operating income (loss)	$337	$330	$(43)	$624
Operating margin	17.8%	20.7%	N/A	17.9%
Adjusted operating margin	19.1%	20.8%	N/A	18.7%
Three Months Ended September 30, 2016
Operating income (loss)	$315	$308	$(51)	$572
Add (Deduct) impact of Noteworthy Items:
Restructuring (a)	(1)	—	2	1
Adjustments to acquisition related accounts (b)	(13)	1	—	(12)
Other	1	—	—	1
Operating income adjustments	(13)	1	2	(10)
Adjusted operating income (loss)	$302	$309	$(49)	$562
Operating margin	19.2%	20.4%	N/A	18.2%
Adjusted operating margin	18.5%	20.4%	N/A	18.0%

(a) Includes severance and related charges from restructuring activities, adjustments to restructuring liabilities for future rent under non-cancellable leases and other real estate costs, and restructuring costs related to the integration of recent acquisitions.

(b) Primarily includes the change in fair value as measured each quarter of contingent consideration related to acquisitions.
(c) Reflects the settlement of the final legacy litigation, originally filed in 2006, regarding Marsh’s use of market service agreements.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures
Nine Months Ended September 30
(Millions) (Unaudited)

Adjusted Operating Income (Loss) and Adjusted Operating Margin (cont’d)

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Nine Months Ended September 30, 2017
Operating income (loss)	$1,455	$853	$(138)	$2,170
Add (Deduct) impact of Noteworthy Items:
Restructuring (a)	7	18	7	32
Adjustments to acquisition related accounts (b)	(5)	2	—	(3)
Other Settlement, Legal and Regulatory (c)	15	—	—	15
Operating income adjustments	17	20	7	44
Adjusted operating income (loss)	$1,472	$873	$(131)	$2,214
Operating margin	25.7%	18.1%	N/A	21.0%
Adjusted operating margin	26.0%	18.6%	N/A	21.4%
Nine Months Ended September 30, 2016
Operating income (loss)	$1,340	$838	$(147)	$2,031
Add (Deduct) impact of Noteworthy Items:
Restructuring (a)	2	1	6	9
Adjustments to acquisition related accounts (b)	7	2	—	9
Disposal/deconsolidation of business (d)	(12)	(6)	—	(18)
Other	1	—	—	1
Operating income adjustments	(2)	(3)	6	1
Adjusted operating income (loss)	$1,338	$835	$(141)	$2,032
Operating margin	25.0%	18.5%	N/A	20.6%
Adjusted operating margin	25.1%	18.5%	N/A	20.7%

(a) Includes severance and related charges from restructuring activities and the Mercer business restructure (initially announced in Q4 2016), adjustments to restructuring liabilities related to future rent under non-cancellable leases and other real estate costs, as well as restructuring costs related to the integration of recent acquisitions.

(b) Primarily includes the change in fair value as measured each quarter of contingent consideration related to acquisitions.
(c) Reflects the settlement of the final legacy litigation, originally filed in 2006, regarding Marsh’s use of market service agreements.
(d) Relates to a net gain on the deconsolidation of Marsh's India subsidiary and contingent proceeds related to the disposal of Mercer's U.S. defined contribution recordkeeping business. The amounts are excluded from GAAP revenue in the calculation of adjusted operating margin.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures
Three and Nine Months Ended September 30
(Millions) (Unaudited)

Adjusted Income, Net of Tax and Adjusted Earnings per Share
Adjusted income, net of tax is calculated as the Company's GAAP income from continuing operations, adjusted to reflect the after-tax impact of the operating income adjustments set forth in the preceding tables. Adjusted EPS is calculated by dividing the Company’s adjusted income, net of tax, by MMC's average number of shares outstanding-diluted for the relevant period. The following tables reconcile adjusted income, net of tax to GAAP income from continuing operations and adjusted EPS to GAAP EPS for the three and nine months ended September 30, 2017 and 2016.

	Three Months Ended September 30, 2017			Three Months Ended September 30, 2016
	Amount		Adjusted EPS	Amount		Adjusted EPS
Income from continuing operations		$397			$384
Less: Non-controlling interest, net of tax		4			5
Subtotal		$393	$0.76		$379	$0.73
Operating income adjustments	$27			$(10)
Impact of income taxes	(10)			(7)
		17	0.03		(17)	(0.04)
Adjusted income, net of tax		$410	$0.79		$362	$0.69

	Nine Months Ended September 30, 2017			Nine Months Ended September 30, 2016
	Amount		Adjusted EPS	Amount		Adjusted EPS
Income from continuing operations		$1,482			$1,354
Less: Non-controlling interest, net of tax		19			22
Subtotal		$1,463	$2.81		$1,332	$2.54
Operating income adjustments	$44			$1
Impact of income taxes	(16)			(7)
		28	0.06		(6)	(0.01)
Adjusted income, net of tax		$1,491	$2.87		$1,326	$2.53

Marsh & McLennan Companies, Inc.
Supplemental Information
Three and Nine Months Ended September 30
(Millions) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Consolidated
Compensation and Benefits	$1,906	$1,817	$5,786	$5,543
Other operating expenses	838	746	2,383	2,273
Total Expenses	$2,744	$2,563	$8,169	$7,816

Depreciation and amortization expense	$78	$77	$234	$231
Identified intangible amortization expense	42	32	122	99
Total	$120	$109	$356	$330

Stock option expense	$2	$3	$19	$18
Capital expenditures	$73	$60	$217	$174

Risk and Insurance Services
Compensation and Benefits	$999	$924	$2,947	$2,779
Other operating expenses	450	393	1,266	1,231
Total Expenses	$1,449	$1,317	$4,213	$4,010

Depreciation and amortization expense	$36	$35	$106	$105
Identified intangible amortization expense	35	26	100	83
Total	$71	$61	$206	$188

Consulting
Compensation and Benefits	$825	$807	$2,583	$2,506
Other operating expenses	433	398	1,269	1,186
Total Expenses	$1,258	$1,205	$3,852	$3,692

Depreciation and amortization expense	$25	$25	$76	$75
Identified intangible amortization expense	7	6	22	16
Total	$32	$31	$98	$91

Marsh & McLennan Companies, Inc.
Consolidated Balance Sheets
(Millions)

	(Unaudited) September 30, 2017	December 31, 2016
ASSETS

Current assets:
Cash and cash equivalents	$1,078	$1,026
Net receivables	3,909	3,643
Other current assets	228	215
Total current assets	5,215	4,884

Goodwill and intangible assets	10,420	9,495
Fixed assets, net	728	725
Pension related assets	1,155	776
Deferred tax assets	947	1,097
Other assets	1,225	1,213
TOTAL ASSETS	$19,690	$18,190

LIABILITIES AND EQUITY

Current liabilities:
Short-term debt	$13	$312
Accounts payable and accrued liabilities	2,002	1,969
Accrued compensation and employee benefits	1,377	1,655
Accrued income taxes	229	146
Dividends payable	193	—
Total current liabilities	3,814	4,082

Fiduciary liabilities	5,128	4,241
Less - cash and investments held in a fiduciary capacity	(5,128)	(4,241)
	—	—
Long-term debt	5,475	4,495
Pension, post-retirement and post-employment benefits	1,948	2,076
Liabilities for errors and omissions	316	308
Other liabilities	1,006	957

Total equity	7,131	6,272
TOTAL LIABILITIES AND EQUITY	$19,690	$18,190